Exhibit 10.1

EXECUTION VERSION

U.S. $750,000,000

CREDIT AGREEMENT

Dated as of October 19, 2012

Among

YAHOO! INC.

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

CITIBANK, N.A.

as Administrative Agent

and

HSBC BANK USA, NATIONAL ASSOCIATION

as Syndication Agent

and

CITIGROUP GLOBAL MARKETS INC.

and

HSBC SECURITIES (USA) INC.

as Joint Lead Arrangers and Joint Bookrunners

Schedules

Schedule I - Commitments

Schedule 5.02(a) - Existing Liens

Schedule 5.02(e) - Existing Debt

Exhibits

Exhibit A - Form of Revolving Credit Note

Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Assignment and Assumption

Exhibit D-1 - Form of U.S. Tax Compliance Certificate

Exhibit D-2 - Form of U.S. Tax Compliance Certificate

Exhibit D-3 - Form of U.S. Tax Compliance Certificate

Exhibit D-4 - Form of U.S. Tax Compliance Certificate

Exhibit E - Form of Compliance Certificate

CREDIT AGREEMENT

Dated as of October 19, 2012

YAHOO! INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent’s Account” means the account of the Agent maintained by the Agent at Citibank at its office at 388 Greenwich Street, New York, New York 10013, Account No. 36852248, Attention: Bank Loan Syndications.

“Agent Parties” has the meaning specified in Section 8.02(d).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Borrower’s Leverage Ratio on such date, as determined in accordance with Section 2.12(f), as set forth below:

Leverage Ratio	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
Level 1 ≤ 1.00:1.00	.250%	1.250%
Level 2 >1.00:1.00, ≤ 1.50:1.00	.375%	1.375%
Level 3 >1.50:1.00	.500%	1.500%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Borrower’s Leverage Ratio on such date, as determined in accordance with Section 2.12(f), as set forth below:

Leverage Ratio	Applicable Percentage
Level 1 ≤ 1.00:1.00	.100%
Level 2 >1.00:1.00, ≤ 1.50:1.00	.150%
Level 3 >1.50:1.00	.200%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.

“Assuming Lender” has the meaning specified in Section 2.19(d).

“Assumption Agreement” has the meaning specified in Section 2.19(e)(i).

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on the balance sheet of such Person prepared as of such date in accordance with GAAP.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) 1/2 of one percent per annum above the Federal Funds Rate; and

(c) the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day).

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(i).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City or San Francisco, California and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, but only if any such requirements are generally applicable to (and for which reimbursement is generally being sought by the such applicable Lender in respect of) credit transactions similar to this transaction from borrowers similarly situated to the Borrower, but no Lender shall be required to disclose any confidential or proprietary information in connection therewith.

“Citibank” has the meaning set forth in the preamble.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), in each case as such amount may be reduced pursuant to Section 2.04 or increased pursuant to Section 2.19.

“Commitment Date” has the meaning specified in Section 2.19(b).

“Commitment Increase” has the meaning specified in Section 2.19(a).

“Communications” has the meaning specified in Section 8.02(d).

“Compliance Certificate” means a certificate of the chief financial officer of the Borrower in substantially the form attached hereto as Exhibit E.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Covenant Debt” means all Debt of the Borrower and its Subsidiaries that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of the Borrower.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07 or 2.08.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business that are (A) not overdue by more than 90 days or (B) contested in good faith by appropriate proceedings and as to which appropriate reserves are maintained by such Person and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements entered into with respect to a particular counterparty in respect of Debt referred to in clauses (a) through (e) above or clause (i) below, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in economic effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss and (i) all Debt (excluding prepaid interest thereon) referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Termination Value thereof as of such date. The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any obligations of such Person under clause (h) shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means at any time, subject to Section 2.18(c), (i) any Lender that has failed for three or more Business Days to comply with its obligations under this Agreement to make an Advance or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business Days after written request of the Agent or the Borrower, failed to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a Governmental Authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.18(c)) upon notification of such determination by the Agent to the Borrower and the Lenders.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the income from operations for such period plus (a) depreciation expense; (b) amortization expense; (c) stock-based compensation expense; (d) any goodwill impairment charges; (e) any non-cash restructuring or other non-cash extraordinary, unusual or non-recurring charges included in the income from operations and (f) any cash restructuring or other cash extraordinary, unusual or non-recurring charges included in the income from operations in an amount not to exceed under this clause (f) $100,000,000 for the four fiscal quarter period ended September 30, 2012 and not to exceed an additional $100,000,000 in any period of four consecutive fiscal quarters commencing after September 30, 2012, and minus all extraordinary, unusual or nonrecurring gains included in the income from operations for such period, in each case determined in accordance with GAAP for such period. For purposes of calculating EBITDA for any fiscal period in connection with the determination of compliance with Section 5.03, if during such fiscal period the Borrower or any of its Subsidiaries shall have made an acquisition or a disposition, EBITDA for such fiscal period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition occurred on the first day of such fiscal period.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment or decree relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of Section 4043(b) of ERISA are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to

Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA with respect to a Plan; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to Citibank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Reuters Screen LIBOR01 Page (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of the applicable rate furnished to and received by the Agent from Citibank two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits (however denominated) Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. withholding or backup withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(f) and (d) any U.S. federal withholding Taxes imposed under FATCA. For purposes of this definition, the Agent shall be considered a “Lender” with respect to any amounts payable hereunder for its own account.

“Existing Debt” has the meaning specified in Section 5.02(e).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any information exchange agreement, treaty or other agreement between the United States and one or more other Government Authorities that is entered into in order to facilitate compliance with, or otherwise relates to, the preceding.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency,

authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Increase Date” has the meaning specified in Section 2.19(a).

“Increasing Lender” has the meaning specified in Section 2.19(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning specified in Section 8.08.

“Information Memorandum” means the information memorandum dated July 17, 2012 used by the Agent in connection with the syndication of the Commitments.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“IRS” means the United States Internal Revenue Service.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company has become the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor or sequestrator or the like (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity) has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to Section 2.19 or 2.20 and each Person that shall become a party hereto pursuant to Section 8.07.

“Leverage Ratio” means, on any date of determination, the ratio of (a) Covenant Debt of the Borrower and its Subsidiaries as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters of the Borrower most recently ended.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement in the nature of a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

“Material Subsidiary” means each Subsidiary of the Borrower that, when consolidated with the Subsidiaries of such Subsidiary, either (i) generated 5% of more of the Consolidated revenues of the Borrower and its Subsidiaries or (ii) owns 5% or more of the Consolidated total assets of the Borrower and its Subsidiaries, in each case as measured pursuant to the financial statements delivered for the most recently ended fiscal quarter or fiscal year pursuant to Section 5.01(h).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate would reasonably be expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Approving Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 8.01 and (ii) has been approved by the Required Lenders.

“Non-Extending Lender” has the meaning specified in Section 2.20(b).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.15 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Advance).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the Voting Stock of such Lender.

“Participant” has the meaning specified in Section 8.07(d).

“Participant Register” has the meaning specified in Section 8.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means (a) Liens for taxes, assessments and governmental charges or levies that are not yet required to be paid under Section 5.01 hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, suppliers’ and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 45 days or which are being contested in good faith and by proper proceedings as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way, restrictions and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) deposits or advances to secure the performance of bids, trade contracts and leases (other than Debt), insurance arrangements (including insurance premium financing arrangements so long as such Liens are limited to the applicable unearned insurance premiums and self-insurance arrangements), statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of like nature; (f) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(f); (g) banker’s liens, rights of set-off or similar rights and remedies (contractual or otherwise) as to deposit accounts, other funds maintained with a creditor depositary institution or investment, commodities or securities accounts (including pooled deposit accounts, sweep accounts, reserve accounts or similar accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business and initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes) or relating to credit cards and credit accounts in the ordinary course of business; (h) Liens arising from leases, licenses, subleases or sublicenses granted to others in the ordinary course of business or not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; (i) any interest or title of a lessor in the property (and the proceeds, accession or products thereof) subject to any operating lease, and Liens arising under UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to true leases, leases or consignments not prohibited hereunder; (j) Liens to secure intercompany Debt owing to the Borrower or its Subsidiaries in the ordinary course of business created by Subsidiaries of the Borrower; (k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties and in connection with the importation of goods in the ordinary course of business; (l) Liens solely on any cash earnest money deposits in connection with any letter of intent or purchase agreement in respect of any investment; (m) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business; (n) assignments of the right to receive income effected as a part of the sale of a business unit or other business assets or for collection purposes; and (o) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Company or any of its Subsidiaries in the ordinary course of business.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 8.02(d).

“Recipient” means (a) the Agent and (b) any Lender, as applicable.

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 7.06(b).

“Required Lenders” means at any time Lenders owed greater than 50% of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having greater than 50% of the Commitments. The Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning specified in Section 7.06(a).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate would reasonably be expected to have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so- called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of real property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) October 18, 2013, subject to the extension thereof pursuant to Section 2.20 and (b) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Extending Lender to any requested extension pursuant to Section 2.20 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination values(s) and (b) for any date prior to the date referred to in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.13(f).

“Withholding Agent” means the Borrower and the Agent.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in effect from time to time (“GAAP”). If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements referred to in Section 4.01(e) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto.

SECTION 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment. Each Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09 and reborrow under this Section 2.01.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 noon (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than eight separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender (x) in the case of Base Rate Advances, one hour prior to the proposed time of such Borrowing and (y) otherwise, prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with subsection (a) of this Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Advances. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(e) The obligations of the Lenders hereunder to make Advances and to make payments pursuant to Section 8.04(c) are several and not joint. The failure of any Lender to make any Advance or to make any payment under Section 8.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance or to make its payment under Section 8.04(c).

SECTION 2.03. Fees. (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee on such Lender’s average daily unused Commitment, from the Effective Date in the case of each Initial Lender and from the later of the Effective Date and the effective date specified in the Assumption Agreement or in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date applicable to such Lender at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2012, and on the Termination Date applicable to such Lender.

(b) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.04. Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

SECTION 2.05. Repayment of Advances. The Borrower shall repay to the Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Advances owing to such Lender and then outstanding.

SECTION 2.06. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Sections 6.01(a) and (e), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.07. Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a)(i) or (ii).

(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Borrower will be deemed to have requested an Interest Period of one month.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default under Sections 6.01(a) and (e), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f) If Reuters Screen LIBOR01 Page is unavailable and Citibank does not furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.09. Prepayments of Advances. The Borrower may, upon notice at least two Business Days prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 12:00 noon (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(e).

SECTION 2.10. Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.19 or an extension of the Termination Date pursuant to Section 2.20, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on Citibank’s base rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate or One Month LIBOR and of commitment fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(f) The Applicable Margin and the Applicable Percentage shall be determined by reference to the Leverage Ratio in effect from time to time; provided, however, that (A) no reduction in the Applicable Margin or the Applicable Percentage shall be effective until three Business Days after the date on which the Agent receives the financial statements required to be delivered pursuant to Section 5.01(h)(i) or (ii), as the case may be, and a certificate of the chief financial officer of the Borrower demonstrating such Leverage Ratio and (B) the Applicable Margin and the Applicable Percentage shall be at Level 3 for so long as the Borrower has not submitted to the Agent the information described in clause (A) of this proviso as and when required under Section 5.01(h)(i) or (ii), as the case may be, or in the event such information is or proves to be incomplete or incorrect in any material respect; provided further that, notwithstanding the foregoing, the Applicable Margin and the Applicable Percentage shall be at Level 1 from the Effective Date through the date on which the Borrower is required to deliver quarterly financial statements pursuant to Section 5.01(h)(i) for the fiscal quarter ending December 31, 2012.

(g) If as a result of a restatement of the Borrower’s financial statements or other recomputation of the Leverage Ratio on which the Applicable Margin or the Applicable Percentage is based, the interest or the commitment fee paid or accrued hereunder was paid or accrued at a rate lower than the interest or commitment fee that would have been payable had such Leverage Ratio been correctly computed, the Borrower shall pay to the Agent for the account of the Lenders on demand the difference between the amount that should have been paid or accrued and the amount actually paid or accrued.

SECTION 2.13. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the reason for and amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.13, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f) Status of Recipients. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing,

(A) any Lender (including the Agent) that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender (including the Agent, if the Agent is not a U.S. Person, with respect to amounts payable to it hereunder for its own account) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits,” “other income” or any other applicable article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required under applicable law or upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential acting in good faith) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement.

SECTION 2.14. Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.15. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes (including, without limitation, acquisitions, dividends and share repurchases) of the Borrower and its Subsidiaries.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Applicable Lending Office. If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or gives notice pursuant to Section 2.11, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.13 as the case may be, in the future or would eliminate the need for notice pursuant to Section 2.11, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or gives notice pursuant to Section 2.11 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 2.17(a), or if any Lender is a Defaulting Lender or a Non-Approving Lender, then the Borrower may, at its sole expense and effort and upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.13) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 8.07(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 8.04(e)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18. Defaulting Lenders. (a) If a Lender becomes, and during the period it remains, a Defaulting Lender, any amount paid by the Borrower or otherwise received by the Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Agent in a segregated non-interest bearing account until (subject to Section 2.18(c)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Agent under this Agreement, second to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to pay principal then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, fifth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and sixth after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.18, performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.18. The rights and remedies against a Defaulting Lender under this Section 2.18 are in addition to any other rights and remedies which the Borrower, the Agent or any Lender may have against such Defaulting Lender.

(c) If the Borrower and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be funded and held on a pro rata basis by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.19. Increase in the Aggregate Commitments. (a) Request for Increase. The Borrower may, at any time but in any event not more than once in any calendar year prior to the latest Termination Date, by notice to the Agent, request that the aggregate amount of the Commitment be increased by an amount of $25,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the latest Termination Date (the “Increase Date”) as specified in the related notice to the Agent; provided, however that in no event shall the aggregate amount of the Commitments at any time exceed $1,000,000,000.

(b) Lender Election to Increase. The Agent shall promptly notify such Lenders and Eligible Assignees as are designated by the Borrower of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which such Lenders and Eligible Assignees wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each such Lender and Eligible Assignee that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment or to establish its Commitment, as the case may be. If such Lenders and Eligible Assignees notify the Agent that they are willing to participate in the requested Commitment Increase with Commitments in an aggregate amount that exceed the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among such Lenders and Eligible Assignees in such amounts as are agreed between the Borrower and the Agent.

(c) Notification by Agent. Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which such Lenders and Eligible Assignees are willing to participate in the requested Commitment Increase; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d) Assuming Lenders. On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(b) (each such Eligible Assignee and each Eligible Assignee that shall become a party hereto in accordance with Section 2.20, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.19(b)) as of such Increase Date.

(e) Conditions to Effectiveness of Increase. Notwithstanding the foregoing, any Commitment Increase pursuant to this Section shall not be effective with respect to any Lender unless (i) the Agent shall have received on or before such Increase Date the following, each dated such date:

(A) (1) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board authorizing the Commitment Increase and (2) an opinion of counsel for the Borrower (which may be in-house counsel), in form and substance reasonably satisfactory to the Agent;

(B) an assumption agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Agent and the Borrower; and

(C) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing reasonably satisfactory to the Borrower and the Agent; and

(ii) on the date of request for a Commitment Increase and on the applicable Increase Date the following statements shall be true (and the giving of the request for Commitment Increase shall constitute a representation and warranty by the Borrower that on the date of such request and on such Increase Date such statements are true):

(A) no Default shall have occurred and be continuing on such date or would result from such Commitment Increase; and

(B) the representations and warranties contained in this Agreement are true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality in the text thereof, in which case such representations and warranties shall be true and correct) on and as of such date of such Commitment Increase and after giving effect to such Commitment Increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

On each Increase Date, upon fulfillment of the conditions set forth in this Section 2.19(e), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with the Commitments.

SECTION 2.20. Extension of Termination Date. (a) Requests for Extension. The Borrower may, by notice to the Agent (who shall promptly notify the Lenders) not earlier than 45 days and not later than 30 days prior to the Termination Date (the “Extension Date”), request that each Lender extend such Lender’s Termination Date for an additional 364 days from the Termination Date then in effect with respect to such Lender.

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Agent given not earlier than 30 days prior to the applicable Extension Date and not later than the date (the “Notice Date”) that is 20 days prior to such Extension Date, advise the Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Termination Date (a “Non-Extending Lender”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender). The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Agent. The Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Borrower shall have the right on or before the applicable Extension Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (as an Assuming Lender) with the approval of the Agent (which approval shall not be unreasonably withheld), each of which Assuming Lenders shall have entered into an Assumption Agreement pursuant to which such Assuming Lender shall, effective as of the applicable Extension Date, undertake a Commitment (and, if any such Assuming Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date); provided, that, each Lender choosing to extend its Commitment under this Section 2.20 shall have the right to increase its Commitment up to the amount of such Non-Extending Lender’s Commitment before the Borrower will be permitted to replace such Non-Extending Lender with an Eligible Assignee hereunder.

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Termination Date and the additional Commitments of the Assuming Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of such Extension Date, the Termination Date of each Extending Lender and of each Assuming Lender shall be extended to the date falling 364 days after the Termination Date in effect for such Lenders (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) and each Assuming Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Termination Date pursuant to this Section shall not be effective with respect to any Lender unless on the Notice Date and on the Extension Date:

(x) no Default shall have occurred and be continuing on such date or would result from such extension; and

(y) the representations and warranties contained in this Agreement are true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality in the text thereof, in which case such representations and warranties shall be true and correct) on and as of such date of such extension and after giving effect to such extension, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) Other than as disclosed in the Borrower’s filings with the Securities and Exchange Commission, including on forms 10-K, 10-Q, 8-K and DEF 14A filed prior to the Effective Date, there shall have occurred no Material Adverse Change since December 31, 2011.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that (i) would reasonably be expected to have a Material Adverse Change (other than as disclosed in the Borrower’s filings with the Securities and Exchange Commission, including on forms 10-K, 10-Q, 8-K, and DEF 14A filed prior to the Effective Date) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on the Borrower and its Subsidiaries, taken as a whole, of such litigation from that described in the Borrower’s filings with the Securities and Exchange Commission, including on forms 10-K, 10-Q, 8-K, and DEF 14A filed prior to the Effective Date.

(c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have reasonably requested.

(d) All governmental and third party consents and approvals (other than immaterial third party consents and approvals) necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(e) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(f) The Borrower shall have paid all reasonable and documented accrued fees and out-of-pocket expenses of the Agent and the Lenders (including the reasonable and documented accrued fees and out-of-pocket expenses of counsel to the Agent).

(g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Agent (and, in the case of the opinions required under clause (iv) below, to each Lender) and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.15.

(ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(iv) A favorable opinion of O’Melveny & Myers LLP, counsel for the Borrower.

(v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a) the representations and warranties contained in Section 4.01 are correct in all material respects (except to the extent such representations and warranties are qualified by materiality in the text thereof, in which case such representations and warranties shall be true and correct) on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except (A) the representations and warranties made by the Borrower in Section 4.01(g) shall be made on and as of the date of the Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date and (B) to the extent such representations and warranties expressly refer to an earlier date, in which case such representations and warranties shall be made on and as of such earlier date); provided, that the representations and warranties made by the Borrower in Sections 4.01(e) and (f) shall be made only on the Effective Date, the date of each increase in the Commitments pursuant to Section 2.19, and extension of the Termination Date pursuant to Section 2.20, and

(b) no event has occurred and is continuing, or would result from such Borrowing of the application of the proceeds therefrom, that constitutes a Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower’s charter or by-laws, (ii) law or (iii) any material contractual restriction binding on or affecting the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it, except to the extent that any such authorization, approval, action, notice or filing has been completed or is immaterial.

(d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

(e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2011, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2012, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished or made available to each Lender, fairly present, in all material respects, subject, in the case of said balance sheet as at March 31, 2012, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments and the absence of footnotes, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2011, there has been no Material Adverse Change (other than as disclosed in the Borrower’s filings with the Securities and Exchange Commission, including on forms 10-K, 10-Q, 8-K, and DEF 14A filed prior to the Effective Date).

(f) There is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would reasonably be expected to have a Material Adverse Effect (other than as disclosed in the Borrower’s filings with the Securities and Exchange Commission, including on forms 10-K, 10-Q, 8-K, and DEF 14A filed prior to the Effective Date) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U issued by the Board of Governors of the Federal Reserve System.

(h) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, that is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(i) Neither the Information Memorandum nor any other information, exhibit or report furnished in writing by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading; provided that with respect to any projected financial information or other forward-looking statement, the Borrower represents only that such information or statement was prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time, it being recognized by the Agent and the Lenders that such projections as to future events and other forward-looking statements are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from such projected results or other forward-looking statements.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Material Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes,

assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful material claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Material Subsidiaries shall be required to pay or discharge any such material tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Material Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates and to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation not prohibited under Section 5.02(b) and provided further that neither the Borrower nor any of its Material Subsidiaries shall be required to preserve or maintain the existence of any Subsidiary or any right or franchise if the Board of Directors of the Borrower or such Material Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Material Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Material Subsidiary or the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time and upon reasonable advance notice, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided, that, so long as no Event of Default has occurred and is continuing, such visitation rights described in this Section 5.01(e) shall be limited to one visit in any fiscal year.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(h) Reporting Requirements. Furnish to the Lenders:

(i) within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments and the absence of footnotes) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and a Compliance Certificate of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(ii) within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing or otherwise acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and a Compliance Certificate of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(iii) as soon as possible and in any event within five Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders generally, and copies of all reports on Forms 10-K, 10-Q or 8-K (other than pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended) and registration statements for the public offering (other than pursuant to employee plans) of securities of the Borrower that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information regarding the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 5.01 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed in Section 8.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Agent or any Lender upon its request on a case by case basis to the Borrower to deliver such paper copies and (ii) the Borrower shall notify the Agent and each Lender (by facsimile or electronic mail) of the posting of any reports on Forms 10-K or 10-Q and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such reports. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Material Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Material Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Material Subsidiary to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, lease, construction or improvement of such property or equipment, including capital lease obligations and Synthetic Lease Obligations, Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for not more than 3% above the same amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, leased, constructed or improved and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Material Subsidiary of the Borrower or becomes a Material Subsidiary of the Borrower (with “Material Subsidiary” being determined measured after giving effect to such transaction); provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

(v) Liens on cash collateral or government securities to secure obligations under Hedge Agreements, letters of credit and bank guaranties; provided the aggregate value of assets pledged under this clause (v) to secure Hedge Agreements, together with Debt permitted under Section 5.02(e)(vii)(A), shall not exceed $100,000,000,

(vi) Liens on the equity interests in any joint venture securing obligations of such joint venture,

(vii) other Liens not otherwise permitted under this Section 5.02(a) securing Debt or other obligations in an aggregate principal amount not to exceed the amount specified therefor in Section 5.02(e)(vi) at any time outstanding, and

(viii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the principal amount except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such replacement, extension or renewal or change in any direct or contingent obligor; provided that the aggregate of such increase shall not exceed 3% of the original principal amount thereof) of the Debt secured thereby.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired), to, any Person; provided that (i) the Borrower may merge with and into another Person, provided that the Borrower shall be the continuing or surviving Person, and (ii) the conveyance, transfer or other disposition of all or any portion of the Borrower’s and/or any of its Subsidiaries’ direct or indirect interests in Alibaba Group Holdings Limited and/or Yahoo Japan Corporation shall not constitute a conveyance, transfer or other disposition of all or substantially all assets of the Borrower.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as permitted or required by generally accepted accounting principles.

(d) Change in Nature of Business. Make, or permit any of its Material Subsidiaries to make, any material change in the nature of its business as carried on by the Borrower and its Subsidiaries, considered as a whole, at the date hereof or any business reasonably related, incidental, ancillary or complementary thereto.

(e) Subsidiary Debt. Permit any of its Material Subsidiaries to create or suffer to exist, any Debt other than:

(i) Debt owed to the Borrower or to a Subsidiary of the Borrower,

(ii) Guaranteed Debt, the primary obligor of which is the Borrower or a Subsidiary of the Borrower,

(iii) Debt existing on the Effective Date and described on Schedule 5.02(e) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing (except any increase by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, refunding or refinancing; provided that the aggregate of such increase shall not exceed 3% of the original principal amount thereof), and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

(iv) Debt secured by Liens permitted by Section 5.02(a)(ii),

(v) Debt of a Person existing at the time such Person is merged with or into or consolidated with any Material Subsidiary of the Borrower or becomes a Material Subsidiary of the Borrower (with “Material Subsidiary” being determined measured after giving effect to such transaction); provided that such Debt was not created in contemplation of such merger, consolidation or acquisition,

(vi) Debt not otherwise permitted under this Section 5.02(e) by Material Subsidiaries, together with Debt or other obligations secured by Liens permitted under Section 5.02(a)(vii), in an aggregate principal amount not to exceed $300,000,000 at any time outstanding,

(vii) (A) Debt in respect of Hedge Agreements entered into in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation (“Subsidiary Hedge Agreements”) with a Termination Value to be paid by any such Material Subsidiaries under any such Subsidiary Hedge Agreements, together with the value of assets securing obligations under Hedge Agreements permitted under Section 5.02(a)(v), in an aggregate amount not to exceed $100,000,000 at any time outstanding, and (B) Debt in respect of Subsidiary Hedge Agreements entered into by Yahoo! Netherlands BV,

(viii) Debt arising from the indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or in respect of netting services, overdraft protections or otherwise in connection with deposit or credit accounts or credit cards, in each case in the ordinary course of business,

(ix) Debt arising from bank guaranties, letters of credit, warehouse receipts or similar instruments or the financing of insurance premiums in the ordinary course of business,

(x) Debt in respect of surety, performance, statutory or appeal bonds or similar obligations (including those issued in respect of workers’ compensation, unemployment insurance and other types of social security) in the ordinary course of business,

(xi) guaranties of the obligations of suppliers, customers, franchisees and licensees, take or pay obligations contained in supply agreements and warranty or indemnification obligations or obligations in connection with rebate programs, in each case incurred in the ordinary course of business,

(xii) customary indemnification, purchase price adjustment or similar obligations incurred in connection with sales of assets and acquisitions,

(xiii) Debt representing deferred compensation to employees, and

(xiv) the replacement, extension or renewal of any Debt permitted by clause (v) above (without increase in the principal amount except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such replacement, extension or renewal or change in any direct or contingent obligor; provided that the aggregate of such increase shall not exceed 3% of the original principal amount thereof).

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Leverage Ratio. Maintain, as of the last day of any fiscal quarter of the Borrower, a Leverage Ratio of not greater than 2.50:1.00.

(b) Interest Coverage Ratio. Maintain, as of the last day of any fiscal quarter of the Borrower, a ratio of Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters then ended to the sum of Consolidated interest expense (including any amortization of debt discount) of all Covenant Debt during such period, by the Borrower and its Subsidiaries of not less than 3.50:1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (as to the existence of the Borrower), (e) or (h)(i)-(vi), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) The Borrower or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or net amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Borrower or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Borrower or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 40% or more of the combined voting power of all Voting Stock of the Borrower on a fully-diluted basis; or

(h) The Borrower or any of its ERISA Affiliates shall incur liability that is not paid when due in excess of $50,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan or a determination has been made that a Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENT

SECTION 7.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and under the Notes and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Note (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03. Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Borrower or a Lender.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

SECTION 7.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent.

SECTION 7.06. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Agent on behalf of the Lenders hereunder, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

SECTION 7.07. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers or syndication agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or a Lender hereunder.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 8.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (i) increase the Commitments of such Lender, (ii) reduce the principal of, or interest on (other than (A) any reduction in interest rate resulting from a waiver by the Required Lenders of the provisions of Section 2.06(b) or (B) any amendment to any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Advance or to reduce any fee payable hereunder), the Advances or any fees or other amounts payable hereunder or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

SECTION 8.02. Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, to it at Yahoo! Inc., 701 First Avenue, Sunnyvale, CA 94089, Attention of Debra A. Crow (Facsimile No. (408) 349-7721; Telephone No. (408) 349-1142); Website address: yahoo.com; with a copy to the General Counsel (Facsimile No. (408) 349-3510; Telephone No. (408) 349-3448);

(ii) if to the Agent, to Citibank at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention of Bank Loan Syndications (Facsimile No. 212-994-0961; Telephone No. 302-894-6010;

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website, including any Platform (as defined below), shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by written notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages, losses or expenses (whether in tort, contract or otherwise) of any kind except to the extent that such damages, losses or expenses result from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability for any indirect, special, incidental or consequential damages arising out of the Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Agent pursuant to this Agreement or the transactions contemplated herein which is distributed to the Agent any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable and documented fees, charges and out-of-pocket disbursements of one primary counsel for the Agent and additional counsel for any actual or reasonably perceived conflict of interest and, if reasonably necessary, one special or regulatory counsel in multiple jurisdictions or one local counsel in each relevant jurisdiction (but no other counsels)), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement, or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all documented out-of-pocket expenses incurred by the Agent or any Lender (including the fees, charges and disbursements of any counsel for the Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement, including its rights under this Section, or (B) in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including, without limitation, the reasonable and documented fees, charges and out-of-pocket disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 8.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), or any Related Party of the Agent, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s ratable share of the Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of the Agent acting for the Agent (or any such sub-agent), in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, notwithstanding anything in this Agreement to the contrary, each party hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto and each of its Related

Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby or thereby.

(e) Funding Losses. The Borrower shall promptly compensate each Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (i) any continuation, conversion, payment or prepayment of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (ii) any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower or (iii) any assignment of a Eurodollar Rate Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.18 (excluding any loss of anticipated profits, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance or from fees payable to terminate the deposits from which such funds were obtained). The Borrower shall also pay any customary administrative fees charged by any Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 8.04(e), each Lender shall be deemed to have funded each Eurodollar Rate Advance made by it at the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Advance was in fact so funded.

(f) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(g) Survival. Each party’s obligations under this Section shall survive the termination of the Credit Agreement and payment of the obligations hereunder.

SECTION 8.05. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any Note to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any Note and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 8.06. Binding Effect. (a) Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.07. Assignments and Participations. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Commitment. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed in writing by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) no sale of a participation shall be effective until recorded on the selling Lender’s Participant Register. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.04(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (b) of the first proviso in Section 8.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.13 and 8.04(c) (subject to such Participant agreeing, for the benefit of the Borrower, to be bound by the requirements and limitations therein, including the requirements under Section 2.13(f), as though it were a Lender, it being understood that the documentation required under Section 2.13(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.08. Confidentiality. Each of the Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the transactions contemplated by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.09. Governing Law. This Agreement and the Notes and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any Note and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, “.pdf”, “.tif” or other similar electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11. Jurisdiction, Etc. (a) The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any Note or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any Note shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any Note against the Borrower or its properties in the courts of any jurisdiction.

(b) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any Note in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 8.12. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 8.13. No Fiduciary Duty. The Borrower acknowledges that the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement, and the relationship between each Lender and the Borrower is solely that of creditor and debtor. This Agreement does not create a joint venture among the parties hereto.

SECTION 8.14. Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any Note or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

YAHOO! INC.

By	/s/ Timothy R. Morse
Name: Timothy R. Morse
Title: Executive Vice President and Chief Financial Officer

[Yahoo! Inc. Credit Agreement Signature Page]

CITIBANK, N.A., as Agent

	By	/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

Initial Lenders

HSBC BANK USA, NATIONAL ASSOCIATION,

	By	/s/ Thomas T Rogers
Name: Thomas T Rogers
Title: Senior Vice President

BANK OF AMERICA, N.A.,

	By	/s/ Prayes Majmudar
Name: Prayes Majmudar
Title: Vice President

JPMORGAN CHASE BANK, N.A.,

	By	/s/ Ann B. Kearns
Name: Ann B. Kearns
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC,

	By	/s/ Richard Ong Pho
Name: Richard Ong Pho
Title: Vice President

[Yahoo! Inc. Credit Agreement Signature Page]

SCHEDULE I

YAHOO! INC.

364-DAY REVOLVING CREDIT AGREEMENT

COMMITMENTS

Name of Initial Lender	Commitment
Citibank, N.A.	$202,500,000.00
HSBC Bank USA, National Association	$202,500,000.00
Bank of America, N.A.	$115,000,000.00
JPMorgan Chase Bank, N.A.	$115,000,000.00
The Royal Bank of Scotland plc	$115,000,000.00
Total:	$750,000,000.00

SCHEDULE 5.02(a)

YAHOO! INC.

364-DAY REVOLVING CREDIT AGREEMENT

EXISTING LIENS

Promissory Note dated August 2, 2004 issued by SCP 2004C-Sunnyvale LLC (“Maker”) in favor of Wells Fargo Bank Northwest, National Association, as trustee, in the original principal amount of $31,490,000, as secured by that certain Deed of Trust, Security Agreement, Assignment of Lease and Rents and Fixture Filing dated as of August 2, 2004 by Maker for the use and benefit of First America Title Insurance Company.

Promissory Note dated August 2, 2004 issued by SCP 2004C-Sunnyvale LLC (“Maker”) in favor of Wells Fargo Bank Northwest, National Association, as trustee, in the original principal amount of $35,510,000, as secured by that certain Deed of Trust, Security Agreement, Assignment of Lease and Rents and Fixture Filing dated as of August 2, 2004 by Maker for the use and benefit of First America Title Insurance Company.

1500 Space Park Drive Datacenter Lease dated March 31, 2008 between Space Park Partners, LLC, as landlord, and Yahoo! Inc., as tenant.

Interclick, Inc. Capital Leases

Lessor	Lease Number	Start Date	End Date
Cisco Systems	7519-MM002	11/25/10	10/31/13
Cisco Systems	7519-MM003	12/17/09	03/01/13
Dell Netezza	001-6483972-500	02/19/10	05/19/13
Dell Equipment	001-6483972-501	12/05/10	12/05/13
Dell Equipment	001-6483972-502	01/05/11	01/05/14
Dell Equipment	001-6483972-503	02/10/11	02/10/14
Dell Equipment	001-6483972-504	03/05/11	03/05/14
Dell Equipment	001-6483972-505	4/5/2011	04/05/14
Dell Equipment	001-6483972-506	4/5/2011	04/05/14
EMC2	14911	7/1/2011	06/30/14
Dell Equipment	001-6483972-507	5/5/2011	05/05/14
Dell Equipment	001-6483972-508	5/5/2011	05/05/14
Dell Equipment	001-6483972-509	11/5/2011	11/05/14

SCHEDULE 5.02(e)

YAHOO! INC.

364-DAY REVOLVING CREDIT AGREEMENT

EXISTING DEBT

The Debt of any Material Subsidiary (in each case, as defined in the Yahoo! Inc. 364-Day Revolving Credit Agreement) as evidenced by each of the agreements listed on Schedule 5.02(a), Existing Liens, to which such Material Subsidiary is party.

EXHIBIT A - FORM OF

PROMISSORY NOTE

U.S.$	Dated: , 20

FOR VALUE RECEIVED, the undersigned, YAHOO! INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                     (the “Lender”) for the account of its Applicable Lending Office on the Termination Date applicable to the Lender (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of October 19, 2012 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citibank, as Agent, at 388 Greenwich Street, New York, New York 10013, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

YAHOO! INC.

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT B - FORM OF NOTICE OF

BORROWING

Citibank, N.A., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

1615 Brett Road, Building #3

New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, Yahoo! Inc., refers to the Credit Agreement, dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                     , 20    .

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $            .

[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is         month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 are correct in all material respects (except to the extent such representations and warranties are qualified by materiality in the text thereof, in which case such representations and warranties shall be true and correct) on and as of such date, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except (A) the representations and warranties made by the Borrower in Section 4.01(g) shall be made on and as of the date of the Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date and (B) to the extent such representations and warranties expressly refer to an earlier date, in which case such representations and warranties shall be made on and as of such earlier date); provided, that the representations and warranties made by the Borrower in Sections 4.01(e) and (f) shall be made only on the Effective Date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

YAHOO! INC.

By
Title:.

2

CUSIP Number:

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]11 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]12 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]13 hereunder are several and not joint.]14 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[11]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[12]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[13]	Select as appropriate.
[14]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	Yahoo! Inc.

4.	Agent:	Citibank, N.A., as the Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of October 19, 2012 among Yahoo! Inc., the Lenders parties thereto, Citibank, N.A., as Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][15]	Assignee[s][16]	Aggregate Amount of Commitment /Advances for all Lenders[18]	Amount of Commitment Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[19]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date:	][20]

[Page break]

[15]	List each Assignor, as appropriate.
[16]	List each Assignee, as appropriate.
[18]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[19]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[20]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                     , 20        [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][21]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][22]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][23] Accepted:

[NAME OF AGENT], as
Agent

By:
Title:

[Consented to:][24]

YAHOO! INC.

By:
Title:

[21]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[22]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[23]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
[24]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h)(i) or (ii) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender27, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

[27]	The concept of “Foreign. Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Assumption and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Yahoo! Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT D-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Yahoo! Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT D-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Yahoo! Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT D-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Yahoo! Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT E

FORM OF

COMPLIANCE CERTIFICATE

Financial Statement Date:                 ,

To:	Citibank, N.A., as Administrative Agent

The undersigned [            ] , as Executive Vice President and Chief Financial Officer of YAHOO! INC., a Delaware corporation (the “Borrower”), does hereby certify in name of and on behalf of the Borrower in connection with that certain credit agreement, dated as of October 19, 2012 (the “Credit Agreement”) by and among the Borrower, the Lenders party thereto, Citibank, N.A., as Administrative Agent for said Lenders, as follows that:

1.	Calculations demonstrating compliance with Section 5.03 of the Credit Agreement are set forth on Schedule 1 attached hereto; [and]

2.	To the knowledge of the undersigned, no Default has occurred and is continuing or, if a Default has occurred, each such Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrowers with respect to such Default are set forth on Schedule 2 attached hereto[; and

3.	The quarterly financial statements for the fiscal quarter ended , 20 were prepared in accordance with generally accepted accounting principles][1].

Capitalized terms used herein and not otherwise defined have the meaning given to them in the Credit Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[1]	Insert bracketed language in Compliance Certificates delivered with respect to the first three quarters of any fiscal year.

E-1

Form of Compliance Certificate

IN WITNESS WHEREOF, I have executed this Compliance Certificate, on behalf of the Borrower, as of the date first written above.

YAHOO! INC., a Delaware corporation
By:
Name:
Title: Executive Vice President and Chief Financial Officer

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

Section 5.03(a) of the Credit Agreement

1. Leverage Ratio Compliance

(a) Covenant Debt as of the last day of such fiscal quarter :	$

divided by

(b) Consolidated EBITDA[2] as for the period of four fiscal quarters most recently ended = the sum of (in each case determined in accordance with GAAP):

(1) Income from operations	$

plus

(2) The sum of:

(A) depreciation expense	$

(B) amortization expense	$

(C) stock-based compensation expense	$

(D) any goodwill impairment charges	$

(E) any non-cash restructuring or other non-cash extraordinary, unusual or non-recurring charges included in the income from operations	$

(F)    any cash restructuring or other cash extraordinary, unusual or non-recurring charges included in the income from operations in an amount not to exceed under this clause (F) $100,000,000 for the four fiscal quarter period ended September 30, 2012 and not to exceed an additional $100,000,000 in any period of four consecutive fiscal quarters commencing after September 30, 2012

$

minus

(3) all extraordinary, unusual or nonrecurring gains included in the income from operations for such period	$

SUBTOTAL for (b):	$

[2]	If during such fiscal period the Borrower or any of its Subsidiaries shall have made an acquisition or a disposition, Consolidated EBITDA for such fiscal period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition occurred on the first day of such fiscal period.

E-2

Form of Compliance Certificate

TOTAL LEVERAGE RATIO

(Line 1.(a) divided by Line 1.(b)) =	:1.00

Maximum ratio permitted for applicable period =	2.50:1.00

Section 5.03(b) of the Credit Agreement

2. Interest Coverage Ratio

(a) Consolidated EBITDA[3] for the period of four fiscal quarters then ended (from 1.(b) above):	$

divided by

(b) Consolidated interest expense = all interest expense (including any amortization of debt discount) with respect to the Covenant Debt	$

INTEREST COVERAGE RATIO

(Line 2.(a) divided by Line 2. (b)) =	:1.00

Minimum ratio permitted for applicable period =	3.50:1.00

[3]	If during such fiscal period the Borrower or any of its Subsidiaries shall have made an acquisition or a disposition, Consolidated EBITDA for such fiscal period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition occurred on the first day of such fiscal period.

E-3

Form of Compliance Certificate